Exhibit 99.1

China Pharma Announces Pricing of $5 Million Registered Direct Offering

HAIKOU CITY, China, July 22, 2026 - China Pharma Holdings, Inc. (NYSE American: CPHI) (“China Pharma” or the “Company”), a fully-integrated specialty pharmaceuticals company in China, today announced that the pricing of its registered direct offering of 2.5 million shares of its common stock (“Common Shares”), at a purchase price of $2 per share.

The gross proceeds from the offering will be $5 million, before deducting placement agent fees and other offering expenses.

The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

The offering is expected to be closed on or about July 23, 2026.

FT Global Capital, Inc. is acting as the exclusive placement agent for the offering.

The offering was made pursuant to the Company’s “shelf” registration statement on Form F-3 (File No. 333-276481), filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 12, 2024 and declared effective on February 14, 2024. A prospectus supplement and accompanying base prospectus describing the terms of the offering will be filed with the SEC and is available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including those regarding China Pharma’s Holdings Inc.’s beliefs and expectations about its business strategy, growth outlook, and operational plans are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Several factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to: (i) capital and credit market volatility, (ii) local and global economic conditions, (iii) anticipated growth strategies and integration plans, (iv) regulatory changes or governmental approvals, and (v) future business development, operational results, and financial performance of China Pharma Holdings Inc. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to,” or other similar expressions. All information provided in this press release is as of the date of this press release, and China Pharma Holdings Inc. undertakes no obligation to update such information, except as required under applicable law.

About China Pharma Holdings, Inc.

China Pharma Holdings, Inc. is a specialty pharmaceutical company that develops, manufactures and markets a diversified portfolio of products focused on conditions with a high incidence and high mortality rates in China, including cardiovascular, CNS, infectious, and digestive diseases. The Company’s cost-effective, high-margin business model is driven by market demand and supported by eight scalable GMP-certified product lines covering the major dosage forms. In addition, the Company has a broad and expanding nationwide distribution network across all major cities and provinces in China. The Company’s wholly-owned subsidiary, Hainan Helpson Medical & Biotechnology Co., Ltd., is located in Haikou City, Hainan Province. For more information about China Pharma Holdings, Inc., please visit http://www.chinapharmaholdings.com. The Company routinely posts important information on its website.

Contact:

China Pharma Holdings, Inc.

Phone: +86-898-6681-1730 (China)

Email: hps@chinapharmaholdings.com